Exhibit 99.1

The New York Times Company Reports 2009 Second-Quarter Results

NEW YORK--(BUSINESS WIRE)--July 23, 2009--The New York Times Company announced today second-quarter 2009 operating profit of $23.3 million compared with $40.3 million in the second quarter of 2008. Excluding depreciation, amortization, severance and a pension charge as noted below, operating profit was $66.1 million in the second quarter of 2009 compared with $100.5 million in the second quarter last year.

In the second quarter earnings per share were $.27 compared with earnings per share of $.15 in the second quarter of 2008. Earnings per share in the 2009 second quarter were favorably affected by an income tax adjustment ($.26 per share) and unfavorably affected by a premium related to the early redemption of debt ($.04 per share), a pension charge for a withdrawal obligation ($.02 per share) and severance charges ($.01 per share). Earnings per share in the 2008 second quarter were unfavorably affected by severance charges ($.11 per share). Adjusting for these items, the Company had earnings per share of $.08 in the second quarter of 2009 and earnings per share of $.26 in the same period last year.

“While we continued to experience a very difficult economic climate in the quarter as well as secular changes affecting the entire media industry, we made significant progress in decreasing our cost base and reducing and restructuring our debt,” said Janet Robinson, president and CEO. “Advertising revenues decreased across all major categories although the rate of decline lessened throughout the quarter. As we continue our transition from a company focused primarily on print to one that is increasingly digital in focus and multiplatform in delivery, online advertising revenues are a more important part of our mix. They made up 21 percent of our ad revenues in the quarter, up from 18 percent in the same period a year ago.

“Circulation revenues increased 1.5 percent as a result of higher newsstand and subscription prices for The Times, The Boston Globe and some of our regional newspapers. We believe this shows the value our newspapers provide day in, day out to our readers.

“We again demonstrated our commitment to restructuring our operating costs, which fell 20 percent in the quarter. In the first half of the year, we lowered our operating costs by about $210 million. With our many initiatives to operate more efficiently and effectively across the Company, we are on course to achieve approximately $450 million in savings this year, which amounts to 16 percent of our 2008 cost base.

“During the first half of the year, we reduced the level of our debt by approximately $45 million from our 2008 year-end balance. We plan to continue to lower the amount of outstanding debt with cash flow from operations and proceeds from divestitures, including the recently announced agreement to sell our New York City radio station, WQXR-FM, and the potential sale of our interest in New England Sports Ventures, which includes the Boston Red Sox and New England Sports Network, a highly rated regional cable channel.

“Based on what we have seen so far in July, we expect the advertising environment to continue to be challenging. We believe the rate of decline will moderate slightly in the third quarter from what we experienced in the second quarter.

“As we look ahead, an enduring constant is the outstanding journalism of The New York Times Company and the esteem in which it is held by our readers. For the balance of the year, we are focused on developing innovative new products and platforms based on our high-quality journalism, particularly in the digital area, and continuing to aggressively lower our cost base to better align it with our revenues. When the economy and ad markets improve, we believe we will be very well positioned to benefit from the restructuring of our business.”

Comparisons

The operations of City & Suburban (C & S), the Company’s retail and newsstand distribution subsidiary, which was closed in early January 2009, are included for the entire second quarter of 2008. The effect on the Company’s 2009 second-quarter results was a decrease in other revenues of approximately $18 million, circulation revenues of approximately $3 million and operating costs of approximately $29 million.

The second-quarter 2009 results included the following special items:

  A $37.7 million ($.26 per share) tax benefit related to a change in estimate for income taxes in the first half of 2009.
  A $9.3 million ($5.6 million after tax or $.04 per share) charge for a premium on the redemption of the Company’s $250.0 million of notes, which was completed in April 2009.
  A $6.6 million ($3.8 million after tax or $.02 per share) charge for a pension withdrawal obligation under a multi-employer pension plan related to the closure of C & S.

There were no special items in the second quarter of 2008.

In addition to the special items noted above, the Company had severance costs of $1.7 million ($1.0 million after tax or $.01 per share) in the second quarter of 2009 compared with $27.6 million ($15.7 million after tax or $.11 per share) in the second quarter of 2008.

Unless otherwise noted all comparisons are for the second quarter of 2009 to the second quarter of 2008. This release includes non-GAAP financial measures, and the exhibits include a discussion of management’s use of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

Second-Quarter Results

Revenues

Total revenues decreased 21.2 percent to $584.5 million from $741.9 million primarily due to lower print and online advertising. Advertising revenues decreased 30.2 percent; circulation revenues rose 1.5 percent; and other revenues decreased 37.3 percent, mainly because of the closure of C & S. Excluding the operations of C & S, total revenues decreased 19.9 percent, circulation revenues increased 3.2 percent and other revenues decreased 11.6 percent.

Operating Costs

Operating costs decreased 20.0 percent to $561.2 million from $701.7 million. Depreciation and amortization increased to $34.4 million compared with $32.6 million in the second quarter last year, primarily from accelerated depreciation resulting from the consolidation of The Boston Globe printing plants.

Excluding depreciation, amortization, severance and the pension charge, operating costs were down 19.2 percent to $518.4 million from $641.4 million as reductions occurred in nearly all major expense categories as a result of cost-saving initiatives, including the closure of C & S.

Newsprint expense declined 24.5 percent, with 22.8 percent from lower consumption and 1.7 percent from lower pricing.

Second-Quarter Business Segment Results

News Media Group

Total News Media Group revenues decreased 21.9 percent to $557.3 million from $713.3 million mainly as a result of lower print and online advertising and the closure of C & S. Excluding C & S, total revenues decreased 20.5 percent.

Advertising revenues declined 31.9 percent due mainly to weakness in print advertising across the News Media Group but also because of a lower volume of online advertising.

Circulation revenues rose 1.5 percent, mainly because of higher subscription and newsstand prices at The New York Times and The Boston Globe, offset in part by volume declines across the News Media Group and the closure of C & S. Excluding C & S, circulation revenues increased 3.2 percent.

Other revenues decreased 37.4 percent primarily because of the closure of C & S. Excluding C & S, other revenues decreased 10.6 percent mainly because of lower commercial printing and direct mail advertising services at the New England Media Group.

Total News Media Group operating costs decreased 19.8 percent to $536.5 million from $668.8 million. Excluding depreciation, amortization, severance and the pension charge, operating costs decreased 19.2 percent to $496.4 million from $614.1 million as reductions occurred in nearly all major expense categories as a result of cost-saving initiatives, including the closure of C & S.

Operating profit for the News Media Group decreased 53.0 percent to $20.9 million from $44.5 million. Excluding depreciation, amortization, severance and the pension charge, operating profit was $60.9 million compared with $99.2 million, primarily because of lower advertising revenues. The closure of C & S favorably affected the second-quarter 2009 operating results by approximately $8 million.

About Group

Total About Group revenues declined 5.1 percent to $27.1 million from $28.6 million due to lower display advertising, partially offset by higher cost-per-click advertising.

Total About Group operating costs decreased 13.2 percent to $16.9 million from $19.5 million. Excluding depreciation, amortization and severance, operating costs decreased 12.7 percent to $14.1 million from $16.1 million mainly because of lower marketing expenses, compensation and professional fees.

Operating profit rose 12.2 percent to $10.2 million from $9.1 million. Operating profit before depreciation, amortization and severance increased 4.6 percent to $13.1 million from $12.5 million, due to lower expenses.

Other Financial Data

Internet Revenues

Internet businesses include NYTimes.com, About.com, Boston.com and other Company Web sites. Total Internet revenues decreased 14.3 percent to $78.2 million from $91.3 million, and Internet advertising revenues declined 15.5 percent to $68.0 million from $80.5 million. Internet advertising revenues at the News Media Group decreased 21.6 percent to $42.1 million from $53.7 million. In total, Internet businesses accounted for 13.4 percent of the Company’s revenues in the second quarter versus 12.3 percent in the 2008 second quarter.

For the first half of 2009, the Company’s Internet revenues decreased 10.1 percent to $156.5 million from $174.1 million in the same period of 2008, and Internet advertising revenues decreased 11.1 percent to $135.6 million from $152.5 million.

Joint Ventures

Net income from joint ventures was $8.4 million compared with $10.2 million.

Interest Expense-net

Interest expense-net increased to $21.7 million from $12.1 million, as a result of higher interest rates on the Company’s debt.

Income Taxes

The Company’s calculation of taxes resulted in a change in the estimate for the first half of 2009. The effect of the change in the second quarter of 2009 was the recognition of a $37.7 million tax benefit. The effective tax rate for the first half of 2009 was 52.9 percent, primarily because of a favorable adjustment to reduce the Company’s reserve for uncertain tax positions.

Cash and Total Debt

At the end of the quarter, cash and cash equivalents were approximately $37 million and total debt was approximately $1.0 billion.

The table below details the maturities and carrying value of the Company's debt as of the end of the second quarter of 2009.

(in thousands)
2009	6.95% medium-term notes	$44,500
2011	Amount outstanding under revolving credit facility	200,000
2012	4.61% medium-term notes	75,000
2015	5.0% notes and 14.053% notes	500,000
2019	Option to repurchase ownership interest in headquarters building	250,000
Total		$1,069,500
Unamortized amounts		(63,385)
Carrying value as of June 28, 2009		$1,006,115

Capital Expenditures

In the second quarter, total capital expenditures were approximately $9 million. Year-to-date capital expenditures totaled approximately $35 million.

2009 Expectations

For 2009, the Company expects:

  Depreciation and amortization to be $135 to $145 million (including $6 million of accelerated depreciation for the consolidation of The Boston Globe’s printing plants),
  Capital expenditures to be $70 million,
  Interest expense to be $85 million and
  Severance costs to be $30 million.

The Company expects operating costs to decrease approximately $450 million as a result of reductions in nearly all major expense categories. This includes year-over-year savings for:

  Closure of C & S: $117 million,
  Newsprint: $65 million,
  Severance: $50 million,
  Benefit plan changes for nonunion employees: $18 million,
  Boston labor agreements: $10 million in the second half of 2009 and $20 million annually in 2010 and
  Boston plant consolidation: $9 million in the second half of 2009 and $18 million annually in 2010.

Conference Call Information

The Company’s second-quarter earnings conference call will be held on Thursday, July 23, at 11:00 a.m. E.T. To access the call, dial 877-852-6581 (in the U.S.) and 719-325-4834 (international callers). Participants should dial into the conference call approximately 10 minutes before the start time. Online listeners can link to the live webcast at www.nytco.com/investors.

An archive of the webcast will be available beginning two hours after the call at www.nytco.com/investors, and a transcript of the call will also be posted. The archive and transcript will be available for one quarter.

An audio replay will be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Friday, July 24. The access code is 4663920.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by our various markets and material increases in newsprint prices. They also include other risks detailed from time to time in the Company's publicly filed documents, including the Company's Annual Report on Form 10-K for the year ended December 28, 2008. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company (NYSE: NYT), a leading media company with 2008 revenues of $2.9 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers, WQXR-FM and more than 50 Web sites, including NYTimes.com, Boston.com and About.com. The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

Exhibits:	Condensed Consolidated Statements of Operations
Segment Information
News Media Group Revenues by Operating Segment
Advertising Revenues by Category
Footnotes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	Second Quarter			Six Months
	2009	2008	% Change	2009	2008	% Change
Revenues
Advertising	$317,267	$454,377	-30.2%	$651,928	$912,716	-28.6%
Circulation	227,476	224,168	1.5%	456,390	450,797	1.2%
Other (a)	39,742	63,360	-37.3%	85,189	126,247	-32.5%
Total	584,485	741,905	-21.2%	1,193,507	1,489,760	-19.9%

Operating costs
Production costs	254,144	324,399	-21.7%	544,843	664,963	-18.1%
Selling, general and administrative costs	272,586	344,609	-20.9%	599,406	685,463	-12.6%
Depreciation and amortization	34,424	32,642	5.5%	71,198	74,573	-4.5%
Total	561,154	701,650	-20.0%	1,215,447	1,424,999	-14.7%

Loss on leases (b)	-	-	N/A	16,363	-	N/A

Write-down of assets (c)	-	-	N/A	-	18,291	N/A

Operating profit/(loss)	23,331	40,255	-42.0%	(38,303)	46,470	*

Net income from joint ventures	8,434	10,165	-17.0%	12,837	8,372	53.3%

Interest expense - net	21,656	12,104	78.9%	39,802	23,849	66.9%

Premium on debt redemption (d)	9,250	-	N/A	9,250	-	N/A

Income/(loss) from continuing operations before
income taxes	859	38,316	-97.8%	(74,518)	30,993	*

Income tax (benefit)/expense	(38,265)	17,251	*	(39,413)	9,559	*

Income/(loss) from continuing operations	39,124	21,065	85.7%	(35,105)	21,434	*

Income/(loss) from discontinued operations,
net of income taxes - Broadcast Media Group (e)	-	289	N/A	-	(311)	N/A

Net income/(loss)	39,124	21,354	83.2%	(35,105)	21,123	*

Net income attributable to the noncontrolling interest	(60)	(213)	-71.8%	(299)	(317)	-5.7%

Net income/(loss) attributable to The New York Times Company common stockholders	$39,064	$21,141	84.8%	$(35,404)	$20,806	*

Amounts attributable to The New York Times
Company common stockholders:
Income/(loss) from continuing operations	$39,064	$20,852	87.3%	$(35,404)	$21,117	*
Income/(loss) from discontinued operations	-	289	N/A	-	(311)	N/A
Net income/(loss)	$39,064	$21,141	84.8%	$(35,404)	$20,806	*

Average Number of Common Shares Outstanding:
Basic	143,981	143,776	0.1%	143,944	143,768	0.1%
Diluted	144,626	144,037	0.4%	143,944	144,051	-0.1%

Basic Earnings/(Loss) Per Share attributable to The New York Times
Company common stockholders:
Income/(loss) from continuing operations	$0.27	$0.15	80.0%	$(0.25)	$0.15	*
Income/(loss) from discontinued operations	-	-	N/A	-	-	N/A
Net income/(loss)	$0.27	$0.15	80.0%	$(0.25)	$0.15	*

Diluted Earnings/(Loss) Per Share attributable to The New York Times
Company common stockholders:
Income/(loss) from continuing operations	$0.27	$0.15	80.0%	$(0.25)	$0.15	*
Income/(loss) from discontinued operations	-	-	N/A	-	-	N/A
Net income/(loss)	$0.27	$0.15	80.0%	$(0.25)	$0.15	*

Dividends Per Share	$0.00	$0.23	N/A	$0.00	$0.46	N/A

* Represents an increase or decrease in excess of 100%.

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)

	Second Quarter			Six Months
	2009	2008	% Change	2009	2008	% Change

Revenues
News Media Group	$557,340	$713,293	-21.9%	$1,139,522	$1,432,978	-20.5%
About Group	27,145	28,612	-5.1%	53,985	56,782	-4.9%
Total	$584,485	$741,905	-21.2%	$1,193,507	$1,489,760	-19.9%

Operating Profit/(Loss)
News Media Group	$20,883	$44,472	-53.0%	$(33,409)	$57,757	*
About Group	10,230	9,116	12.2%	19,181	18,637	2.9%
Corporate	(7,782)	(13,333)	-41.6%	(24,075)	(29,924)	-19.5%
Total	$23,331	$40,255	-42.0%	$(38,303)	$46,470	*

Operating Profit/(Loss) Before Depreciation & Amortization, Severance & Special Items(f)
News Media Group	$60,913	$99,242	-38.6%	$80,844	$178,202	-54.6%
About Group	13,064	12,485	4.6%	25,112	25,436	-1.3%
Corporate	(7,900)	(11,248)	-29.8%	(23,391)	(25,498)	-8.3%
Total	$66,077	$100,479	-34.2%	$82,565	$178,140	-53.7%

* Represents a decrease in excess of 100%.

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
NEWS MEDIA GROUP REVENUES BY OPERATING SEGMENT
(Dollars in thousands)

	2009
	Second Quarter	% Change vs. 2008	Six Months	% Change vs. 2008

The New York Times Media Group
Advertising	$185,049	-31.7%	$386,211	-29.5%
Circulation	166,389	0.8%	333,265	0.7%
Other	23,395	-46.2%	51,548	-40.6%
Total	$374,833	-21.8%	$771,024	-20.1%

New England Media Group
Advertising	$58,678	-31.1%	$114,372	-31.3%
Circulation	40,392	7.5%	78,532	4.3%
Other	10,346	-18.9%	20,997	-17.2%
Total	$109,416	-19.2%	$213,901	-19.9%

Regional Media Group
Advertising	$47,645	-33.4%	$100,012	-31.3%
Circulation	20,695	-3.7%	44,593	-0.2%
Other	4,751	-9.1%	9,992	-2.5%
Total	$73,091	-25.6%	$154,597	-22.9%

Total News Media Group
Advertising	$291,372	-31.9%	$600,595	-30.1%
Circulation	227,476	1.5%	456,390	1.2%
Other (a)	38,492	-37.4%	82,537	-32.6%
Total	$557,340	-21.9%	$1,139,522	-20.5%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
ADVERTISING REVENUES BY CATEGORY
(Dollars in thousands)

	2009
	Second Quarter	% Change vs. 2008	Six Months	% Change vs. 2008

News Media Group
National	$150,395	-28.8%	$319,473	-25.3%
Retail	74,345	-25.1%	145,946	-25.0%
Classified:
Help-Wanted	10,022	-60.0%	21,444	-60.1%
Real Estate	21,186	-47.6%	42,858	-46.3%
Automotive	10,638	-43.2%	21,872	-42.7%
Other	13,609	-21.8%	27,083	-23.3%
Total Classified	55,455	-45.4%	113,257	-45.3%
Other	11,177	-27.4%	21,919	-27.8%
Total News Media Group	291,372	-31.9%	600,595	-30.1%

About Group	25,895	-3.1%	51,333	-3.0%

Total Company	$317,267	-30.2%	$651,928	-28.6%

THE NEW YORK TIMES COMPANY
FOOTNOTES

(a)

Other revenues consist primarily of revenues from news services/syndication, commercial printing, digital archives, rental income and direct mail advertising services. In 2008, other revenues also included revenues from delivering third-party publications at City & Suburban, which was closed in early January 2009.

(b)	In the first quarter of 2009, the Company recorded a loss on leases of $16.4 million ($9.6 million after tax or $.07 per share) at City & Suburban.

(c)

In the first quarter of 2008, the Company recorded a charge of $18.3 million ($10.4 million after tax or $.07 per share) for the write-down of assets for a systems project at the News Media Group. The Company reduced the scope of a major advertising and circulation project to decrease capital spending, which resulted in the write-down of previously capitalized costs.

(d)

In the second quarter of 2009, the Company recorded a $9.3 million ($5.6 million after tax or $.04 per share) charge for a premium on the redemption of the Company's $250.0 million of notes, which was completed in April 2009.

(e)	In the first six months of 2008, there were post-closing adjustments totaling $0.3 million to the gain on the sale of the Broadcast Media Group recorded in 2007.

(f)	See "Reconciliation of Non-GAAP Information" for reconciliations of operating profit/(loss) to operating profit/(loss) before depreciation, amortization, severance and special items.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands)

In this release, the Company has included non-GAAP financial information with respect to earnings per share (EPS) excluding severance and special items (if any), operating profit/(loss) before depreciation, amortization, severance and special items (if any) and operating costs before depreciation, amortization, severance, special items (if any) and raw materials. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported EPS, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

EPS excluding severance and special items provide useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Operating profit/(loss) before depreciation, amortization, severance and special items is useful in evaluating the Company’s ongoing cash-generating ability as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance, special items (if any) and raw materials. Total operating costs excluding these items provide investors with helpful supplemental information on the Company's underlying operating costs that is used by management in its financial and operational decision-making.

Reconciliations of these non-GAAP financial measures from, respectively, EPS, operating profit/(loss) and operating costs, the most directly comparable GAAP items, are set out in the tables below.

Reconciliation of EPS excluding severance and special items

	Second Quarter
	2009	2008	% Change

EPS	$0.27	$0.15	80.0%

Add:

Severance	0.01	0.11

Special items:
Income tax adjustment	(0.26)	-
Premium on debt redemption	0.04	-
Pension withdrawal obligation expense	0.02	-

EPS excluding severance and special items	$0.08	$0.26	-69.2%

Reconciliation of operating profit/(loss) before depreciation & amortization, severance and a special item

	Second Quarter 2009
	News Media Group	About Group	Corporate	Total Company

Operating profit/(loss)	$20,883	$10,230	$(7,782)	$23,331

Add:

Depreciation & amortization	31,633	2,791	-	34,424

Severance	1,748	43	(118)	1,673

Special item:
Pension withdrawal obligation expense	6,649	-	-	6,649

Operating profit/(loss) before depreciation & amortization, severance and a special item	$60,913	$13,064	$(7,900)	$66,077

	Second Quarter 2008
	News Media Group	About Group	Corporate	Total Company

Operating profit/(loss)	$44,472	$9,116	$(13,333)	$40,255

Add:

Depreciation & amortization	27,503	3,369	1,770	32,642

Severance	27,267	-	315	27,582

Operating profit/(loss) before depreciation & amortization and severance	$99,242	$12,485	$(11,248)	$100,479

	% Change
	News Media Group	About Group	Corporate	Total Company

Operating profit/(loss)	-53.0%	12.2%	-41.6%	-42.0%

Add:

Depreciation & amortization	15.0%	-17.2%	N/A	5.5%

Severance	-93.6%	N/A	*	-93.9%

Special item:
Pension withdrawal obligation expense	N/A	N/A	N/A	N/A

Operating profit/(loss) before depreciation & amortization, severance and a special item	-38.6%	4.6%	-29.8%	-34.2%

* Represents a decrease in excess of 100%.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit/(loss) before depreciation & amortization, severance and special items

	Six Months 2009
	News Media Group	About Group	Corporate	Total Company

Operating profit/(loss)	$(33,409)	$19,181	$(24,075)	$(38,303)

Add:

Depreciation & amortization	65,625	5,573	-	71,198

Severance	25,616	358	684	26,658

Special items:
Pension withdrawal obligation expense	6,649	-	-	6,649
Loss on leases	16,363	-	-	16,363
Operating profit/(loss) before depreciation & amortization, severance and special items	$80,844	$25,112	$(23,391)	$82,565

	Six Months 2008
	News Media Group	About Group	Corporate	Total Company

Operating profit/(loss)	$57,757	$18,637	$(29,924)	$46,470

Add:

Depreciation & amortization	64,423	6,402	3,748	74,573

Severance	37,731	397	678	38,806

Special item:
Write-down of assets	18,291	-	-	18,291

Operating profit/(loss) before depreciation & amortization, severance and a special item	$178,202	$25,436	$(25,498)	$178,140

	% Change
	News Media Group	About Group	Corporate	Total Company

Operating profit/(loss)	*	2.9%	-19.5%	*

Add:

Depreciation & amortization	1.9%	-12.9%	N/A	-4.5%

Severance	-32.1%	-9.8%	0.9%	-31.3%

Special items:
Pension withdrawal obligation expense	N/A	N/A	N/A	N/A
Loss on leases	N/A	N/A	N/A	N/A
Write-down of assets	N/A	N/A	N/A	N/A

Operating profit/(loss) before depreciation & amortization, severance and special items	-54.6%	-1.3%	-8.3%	-53.7%

* Represents a decrease in excess of 100%.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of total Company operating costs before depreciation & amortization, severance, a special item and raw materials

	Second Quarter
	2009	2008	% Change

Total Company

Operating costs	$561,154	$701,650	-20.0%

Less:

Depreciation & amortization	34,424	32,642

Severance	1,673	27,582

Special item:
Pension withdrawal obligation expense	6,649	-

Operating costs before depreciation & amortization, severance and a special item	518,408	641,426	-19.2%

Less:

Raw materials	42,518	60,285

Operating costs before depreciation & amortization, severance, a special item and raw materials	$475,890	$581,141	-18.1%

Reconciliation of News Media Group operating costs before depreciation & amortization, severance and a special item

	Second Quarter
	2009	2008	% Change

News Media Group

Operating costs	$536,457	$668,821	-19.8%

Less:
Depreciation & amortization	31,633	27,503

Severance	1,748	27,267

Special item:
Pension withdrawal obligation expense	6,649	-

Operating costs before depreciation & amortization, severance and a special item	$496,427	$614,051	-19.2%

Reconciliation of About Group operating costs before depreciation & amortization and severance

	Second Quarter
	2009	2008	% Change

About Group

Operating costs	$16,915	$19,496	-13.2%

Less:

Depreciation & amortization	2,791	3,369

Severance	43	-

Operating costs before depreciation & amortization and severance	$14,081	$16,127	-12.7%

CONTACT:
The New York Times Company
Catherine J. Mathis, 212-556-1981
mathis@nytimes.com
or
Paula Schwartz, 212-556-5224
paula.schwartz@nytimes.com
This press release can be downloaded from www.nytco.com